TERM PROMISSORY NOTE
                              --------------------


$10,000,000                                                  New York, New York
                                                                   May 16, 2000

     FOR VALUE RECEIVED, DELTA APPAREL, INC., a Georgia corporation (the "Debtor"), hereby unconditionally promises to pay to the order of CONGRESS
FINANCIAL CORPORATION (SOUTHERN), a Georgia corporation ("Payee"), at the offices of Payee at 200 Galleria Parkway, Suite 1500, Atlanta, Georgia 30339, or at such other place as the Payee or any holder hereof may from time to time designate, the principal sum of TEN MILLION DOLLARS ($10,000,000) in lawful money of the United States of America and in immediately available funds, in sixty (60) consecutive monthly installments (or earlier as hereinafter provided) on the first day of each month commencing June 1, 2000 of which the first fifty-nine (59) installments shall each be in the amount of ONE HUNDRED SIXTY-SIX THOUSAND SIX HUNDRED SIXTY-SIX DOLLARS AND 66/100 ($166,666.66), and the last installment shall be in the amount of the entire unpaid balance of this Note.

     Debtor hereby further promises to pay interest to the order of Payee on the unpaid principal balance hereof at the Interest Rate. Such interest shall be paid in like money at said office or place from the date hereof, commencing June 1, 2000 and on the first day of each month thereafter until the indebtedness evidenced by this Note is paid in full. Interest payable upon and after an Event of Default or termination or non-renewal of the Loan Agreement (as hereinafter defined) shall be payable upon demand.

     For purposes hereof, (a) subject to clauses (b) and (c) below, "Interest Rate" shall mean as to Prime Rate Loans, the Prime Rate and, as to Eurodollar Rate Loans, a rate of two (2%) percent per annum in excess of the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period selected by Debtor as in effect two (2) Business Days after the date of receipt by Payee of the request of Debtor for such Eurodollar Rate Loans in accordance with the terms of the Loan Agreement, whether such rate is higher or lower than any rate previously quoted to Debtor); (b) subject to clause (c) below, effective as of the first day of the month after Payee's receipt of the financial statements required to be delivered to Payee pursuant to Section 9.6 of the Loan Agreement in respect of the fiscal quarter ending June 30, 2000, the Interest Rate payable by Debtor shall be increased or decreased, as the case may be, to the rate equal to the applicable margin set forth in Exhibit A hereto, on a per annum basis, in excess of the Prime Rate as to Prime Rate Loans, and in excess of the Adjusted Eurodollar Rate as to Eurodollar Rate Loans, in each case, based on either (i) the quarterly average of the Excess Availability of Debtor for the immediately preceding full fiscal quarter or (ii) Debtor's Fixed Charge Coverage Ratio, calculated on a quarterly basis, for the immediately preceding four (4) consecutive fiscal quarters of Debtor, ending June 30, 2000 (except that for purposes of calculating the Fixed Charge Coverage Ratio for the period ending June 30, 2000: (A) the Fixed Charge Coverage Ratio shall


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

be calculated on a fiscal year to date basis as of July 1, 1999, and (B) the Interest Expense paid to Payee in respect of the Obligations from the date hereof, through and including June 30, 2000 shall be calculated on an annualized basis) as calculated by Payee in good faith; (c) notwithstanding anything to the contrary contained in clauses (a) and (b) above, the applicable margin otherwise used to calculate the Interest Rate shall be the highest percentage set forth on Exhibit A hereto (without regard to the amount of Excess Availability or Fixed Charge Coverage Ratio) plus two (2%) percent per annum, at Payee's option, without notice, (i) either (A) for the period on and after the date of termination or non-renewal hereof until such time as all Obligations are indefeasibly paid and satisfied in full, or (B) for the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as determined by Payee; (d) the term "Prime Rate" shall mean the rate from time to time publicly announced by First Union National Bank, or its successors, from time to time, as its prime rate, whether or not such announced rate is the best rate available at such bank; (e) the term "Event of Default" shall mean an Event of Default as such term is defined in the Loan Agreement; and (f) the term "Loan Agreement" shall mean the Loan and Security Agreement, dated of even date herewith, between Debtor and Payee, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. Unless otherwise defined herein, all capitalized terms used herein shall have the meaning assigned thereto in the Loan Agreement.

     The Interest Rate applicable to Prime Rate Loans payable hereunder shall increase or decrease by an amount equal to each increase or decrease, respectively, in the Prime Rate, effective on the first day of the month after any change in the Prime Rate is announced. The increase or decrease shall be based on the Prime Rate in effect on the last day of the month in which any such change occurs. Interest shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. In no event shall the interest charged hereunder exceed the maximum permitted under the laws of the State of Georgia or other applicable law.

     This Note is issued pursuant to the terms and provisions of the Loan Agreement to evidence the Term Loan by Payee to Debtor. This Note is secured by the Collateral described in the Loan Agreement and all notes, guarantees, security agreements and other agreements, documents and instrument now or at any time hereafter executed and/or delivered by Debtor or any other party in connection therewith (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, renewed, extended, restated or replaced, being collectively referred to herein as the "Financing Agreements"), and is entitled to all of the benefits and rights thereof and of the other Financing Agreements. At the time any payment is due hereunder, at its option, Payee may charge the amount thereof to any account of Debtor maintained by Payee.

     If any payment of principal or interest is not made within three (3) business days after the same becomes due hereunder, or if any other Event of Default shall occur for any reason, or if the Loan Agreement shall be terminated or not renewed for any reason whatsoever, then and in any such event, in addition to all rights and remedies of Payee under the Financing Agreements,

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

applicable law or otherwise, all such rights and remedies being cumulative, not exclusive and enforceable alternatively, successively and concurrently, Payee may, at its option, declare any or all of Debtor's obligations, liabilities and indebtedness owing to Payee under the Loan Agreement and the other Financing Agreements (the "Obligations"), including, without limitation, all amounts owing under this Note, to be due and payable, whereupon the then unpaid balance hereof, together with all interest accrued thereon, shall forthwith become due and payable, together with interest accruing thereafter at the then applicable Interest Rate stated above until the indebtedness evidenced by this Note is paid in full, plus the costs and expenses of collection hereof, including, but not limited to, attorneys' fees and legal expenses.

     Debtor (i) waives diligence, demand, presentment, protest and notice of any kind, (ii) agrees that it will not be necessary for Payee to first institute suit in order to enforce payment of this Note and (iii) consents to any one or more extensions or postponements of time of payment, release, surrender or substitution of collateral security, or forbearance or other indulgence, without notice or consent. The pleading of any statute of limitations as a defense to any demand against Debtor is expressly hereby waived by Debtor. Upon any Event of Default or termination or non-renewal of the Loan Agreement, Payee shall have the right, but not the obligation to setoff against this Note all money owed by Payee to Debtor.

     Payee shall not be required to resort to any Collateral for payment, but may proceed against Debtor and any guarantors or endorsers hereof in such order and manner as Payee may choose. None of the rights of Payee shall be waived or diminished by any failure or delay in the exercise thereof.

     The validity, interpretation and enforcement of this Note and the other Financing Agreements and any dispute arising in connection herewith or therewith shall be governed by the internal laws of the State of Georgia (without giving effect to principles of conflicts of law).

     Debtor irrevocably consents and submits to the non-exclusive jurisdiction of the Superior Court of Fulton County, Georgia and the United States District Court for the Northern District of Georgia and waives any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Note or any of the other Financing Agreements or in any way connection with or related or incidental to the dealings of Debtor and Payee in respect of this Note or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agrees that any dispute arising out of the relationship between Debtor and Payee or the conduct of such persons in connection with this Note or otherwise shall be heard only in the courts described above (except that Payee shall have the right to bring any action or proceeding against Debtor or its property in the courts of any other jurisdiction which Payee deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Debtor or its property).

     Debtor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to it and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Payee's option, by service upon Debtor in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, Debtor shall appear in answer to such process, failing which Debtor shall be deemed in default and judgment may be entered by Payee against Debtor for the amount of the claim and other relief requested.

     DEBTOR HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS NOTE OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS BETWEEN DEBTOR AND PAYEE IN RESPECT OF THIS NOTE OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. DEBTOR AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY.

     The execution and delivery of this Note has been authorized by the Board of Directors and by any necessary vote or consent of the stockholders of Debtor. Debtor hereby authorizes Payee to complete this Note in any particulars according to the terms of the loan evidenced hereby.

     This Note shall be binding upon the successors and assigns of Debtor and inure to the benefit of Payee and its successors, endorsees and assigns. Whenever used herein, the term "Debtor" shall be deemed to include its successors and assigns and the term "Payee" shall be deemed to include its successors, endorsees and assigns. If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.


                                       DELTA APPAREL, INC.

                                       By: /s/ Herbert M. Mueller
                                           ------------------------------
                                       Title: Vice President & CFO




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

EXHIBIT A
---------

                Applicable Margins for Interest Rate Calculations
                -------------------------------------------------

The applicable margins will be determined as set forth below:


When Excess Availability or                   Applicable                         Applicable
Fixed Charge Coverage Ratio Is:             Prime Rate Margin                  Eurodollar Margin
-------------------------------             -----------------                  -----------------

$20,000,000 or more
 or equal to or greater than 2.0 to 1.0              -                                 2.00%

$10,000,000 to $19,999,999
or equal to or greater than 1.5 to 1 but
less than 2.0 to 1                                 .25%                                2.25%

Less than $10,000,000
or less than 1.5 to 1                              .50%                                2.50%


Debtor need only meet either the Excess Availability test or the Fixed Charge Coverage Ratio test to qualify for the corresponding applicable margin.









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